    Exhibit 10.1
RESTRICTED STOCK UNIT AGREEMENT
(Under the Kaman Corporation
2013 Management Incentive Plan)

Name of Participant:	Participant Name
No. of RSUs:	# of Shares
Grant Date:	[insert: applicable date]
Vesting Date:	[insert: Participant’s 62nd birthday]

    This Restricted Stock Unit Agreement (this “Agreement”), dated as of the Grant Date first stated above, is delivered by Kaman Corporation, a Connecticut corporation, to the Participant named above (the “Participant”).

Recitals

A.           The Company has agreed to grant to the Participant, under the Kaman Corporation 2013 Management Incentive Plan (the “Plan”), restricted stock units (“RSUs”) as indicated above (the “Award”), subject to the terms and conditions hereof and the Plan.

B.           The Personnel & Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has approved this Award.

Agreement

NOW, THEREFORE, the parties hereby agree as follows:

1.   Definitions.  Except as expressly indicated herein, defined terms used in this Agreement have the meanings set forth in the Plan.

2.   Grant of RSUs.  Subject to the terms and conditions hereinafter set forth and the terms and conditions of the Plan, the Company, with the approval and at the direction of the Committee, hereby grants to the Participant the number of RSUs indicated above.

3.   Vesting and Forfeiture of RSUs.

(a)   Vesting of RSUs.  The RSUs subject to this Award shall be subject to the restrictions contained in this Agreement and subject to forfeiture to the Company unless and until the RSUs have vested in accordance with the terms and conditions of this Agreement.  Subject to the terms and conditions of this Agreement, the RSUs will vest in full on the Vesting Date indicated above or upon the Accelerated Vested Date (as defined in Section 3(b) below) provided the Participant remains employed by the Company or a Subsidiary from the Grant Date until the respective Vesting Date or Accelerated Vesting Date.

(b)   Acceleration of Vesting.  Notwithstanding Section 3(a), in the event that prior to the Vesting Date: (1) the Committee determines that the Participant’s employment has terminated due to Disability (as defined in Section 22(e)(3) of the Code), (2) the Participant’s employment has terminated due to his death, or (3) during the two year period beginning on a Change in Control, the Participant’s employment is terminated in a manner that entitled him to severance benefits under his Change in Control Agreement with the Company dated _____________ (the “Change in Control Agreement”), then all of the unvested RSUs will vest immediately upon the earliest of any such event to occur.  For purposes of this Agreement, “Change in Control” shall have the meaning under the Change in Control Agreement.  Any vesting date described in this Section 3(b) shall be referred to herein as an “Accelerated Vesting Date.”

(c)   Forfeiture.  In the event, in any case prior to the Vesting Date or any Accelerated Vesting Date, of (1) a termination of the Participant’s employment other than under circumstances that would result in an Accelerated Vesting Date, (2) the Participant attempting to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any unvested RSUs or (3) any unvested RSUs becoming subject to attachment or any similar involuntary process, then any unvested RSUs shall be forfeited by the Participant to the Company, and the Participant shall thereafter have no right, title or interest whatever in such RSUs.

(d)   Effect of Vesting; Issuance of Unrestricted Stock.  The vested RSUs will be settled following the Participant’s “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Code and the treasury regulations promulgated thereunder (a “Separation from Service”) upon the later of (A) six months and one day following such Separation from Service or (B) January 2nd of the year following his Separation from Service, except as noted below:

     (i)  If the Participant dies prior to settlement of the RSUs under any other provision of this Agreement, the vested RSUs will be settled as soon as administratively practicable after such date of death; and

     (ii)     If the Participant’s separation from service occurs on or within the two year period beginning on a Change in Control and such Change in Control constitutes a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, the vested RSUs will be settled as soon as administratively practicable following such separation, subject to any requirement under Section 409A that the settlement be delayed by six months and a day following separation due to the Participant being a “specified employee” (as defined under Section 409A of the Code) with respect to the Company (or its successor) immediately after the transaction resulting in such Change in Control.

       Upon the date on which the RSUs are settled (the “Settlement Date”) and pursuant to the terms and conditions set forth in this Agreement, the Company will issue (subject to Sections 11 and 13 below) to the Participant a certificate or electronically transfer by book-entry the number of Shares equal to the number of vested RSUs which are to be settled, which Shares shall be free of any transfer or other restrictions arising under this Agreement except for compensation recovery rights under Section 13 below.

4.   Adjustment of RSUs.  In the event of a recapitalization, stock split, stock dividend, divisive reorganization or other change in capitalization affecting the Company’s Shares, an appropriate adjustment will be made in respect of the RSUs under Section 12 of the Plan.  Any new or additional or different Shares or securities covered by this Agreement as the result of such an adjustment will be deemed included within the term “RSUs” hereunder and will be subject to the provisions of this Agreement.

5.   No Rights as a Shareholder.  As of the Grant Date, the Participant shall have no rights as a shareholder of the Company with respect to the Shares to which the RSU relates.  Notwithstanding the foregoing sentence, the Participant shall have the right to receive, in cash, all cash distributions of any kind (without interest) with respect to the Shares underlying the RSU upon the Settlement Date for such Shares, and any distributions with respect to such Shares paid in Shares shall be subject to the same restrictions as the RSUs subject to this Agreement.

6.   Non-Transferability of Award.  The RSUs shall not be assignable or transferable by the Participant prior to their vesting in accordance with Section 3 of this Agreement.  In addition, RSUs shall not be subject to attachment, execution or other similar process prior to vesting.

7.   No Right to Continued Employment.  The Participant agrees that nothing in this Agreement constitutes a contract of employment with the Company or a Subsidiary for a definite period of time. The employment relationship is “at will,” which affords the Participant, the Company or a Subsidiary the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law.

8.   Amendment of RSUs Award.  No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Committee; provided, that no such amendment or modification shall adversely affect the Participant's material rights under this Agreement without the Participant's consent, except to comply with laws, regulations or rules under Section 18.8 of the Plan.

9.   Consent to Transfer of Data.  By accepting this Agreement, the Participant hereby consents to the transfer of the Participant’s personal data in connection with, or as necessary or appropriate for, the administration of this award and the Plan under which it is issued.

10.   Notices.

(a)      Any notice to the Company pursuant to any provision of this Agreement or the Plan will be deemed to have been delivered when delivered in person to the Secretary of the Company, when deposited in the United States mail, addressed to the Secretary of the Company, at the Company’s corporate offices, when delivered to the Secretary of the Company by electronic mail, or when delivered to such other address as the Company may from time to time designate in writing.

(b)      Any notice to the Participant pursuant to any provision of this Agreement or the Plan will be deemed to have been delivered when delivered to the Participant in person, when deposited in the United States mail, addressed to the Participant at the address on the shareholder records of the Company, when delivered to the Participant by electronic mail, or when delivered to such other address as the Participant may from time to time designate in writing.

11.   Beneficiary.  The Participant may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

12.   Compensation Recovery.  The Company may cancel, forfeit or recoup any rights or benefits of, or payments to, the Participant hereunder, including but not limited to any Shares settled following vesting of the RSUs under this Agreement or the proceeds from the sale of any such Shares delivered, under an employment agreement with the Participant or any future compensation recovery policy that it may establish and maintain from time to time, in connection with meeting the listing requirements that may be imposed in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise.  The Company shall delay the exercise of its rights under this Section for the period as may be required to preserve equity accounting treatment.

13.   Tax Consequences and Withholding.  The settlement of this Award is conditioned on the Participant making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.  The Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Award Agreement.  Notwithstanding any other provision in this Award Agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of employment (whether payable under the terms of this Award Agreement or any other plan, arrangement or agreement with the Company or one of its Subsidiaries (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.  Whether and how the limitation under this Section 13 is applicable shall be determined under the Change in Control Agreement.

14.   Governing Plan Document.  The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award or this Agreement and those of the Plan, the provisions of the Plan shall control.

15.   Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Connecticut, except to the extent preempted by federal law, which shall to the extent of such preemption govern.

16.   Integrated Agreement.  This Agreement and the Plan constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Company and the Participant with respect to such subject matter other than those as set forth or provided for herein.

17.   Securities Matters.  The Company shall not be required to deliver any Shares, or any certificates therefore or book-entry transfer notation thereof, until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

18.   Saving Clause.  If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date specified above.
KAMAN CORPORATION

By:
Name:
Title:

PARTICIPANT

«FIRST_NAME» «MI» «LAST_NAME»